Exhibit 23
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-33671, 333-14017 and 333-69541) and in the Registration Statements on Form S-8 (Nos. 33-56842, 333-18879, 333-40877, 333-73437, 333-78993, 333-101439, 333-128677, 333-128678, 333-128679 and 333-128680) of Rohm and Haas Company of our report dated February 21, 2008, except with respect to our opinion on the consolidated financial statements, insofar as it relates to the “Reclassifications and Revisions” section (Note 1) and segments (Note 8), for which the date is June 6, 2008, relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
June 6, 2008

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